AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

      AMENDED AND RESTATED EMPLOYMENT AGREEMENT dated as of November 4, 1998 (the "Agreement") among Atlantic Express Transportation Group Inc., a New York corporation ("Group"), Atlantic Express Transportation Corp., a New York corporation (the "Company"), and Domenic Gatto (the "Executive").

      WHEREAS, the Executive is presently employed by the Company, a wholly owned subsidiary of Group, under an employment agreement dated as of January 21,1997, and by Group, under an employment agreement dated as of February 28, 1994, as amended (such agreements, collectively the "Prior Agreements");

      WHEREAS, pursuant to the Recapitalization and Stock Purchase Agreement, dated as of September 29, 1998 (the "Purchase Agreement"), among GSCP II Holdings (AE), LLC, a Delaware limited liability company ("Buyer"), Group, and the Executive, Michael Gatto, Patrick Gatto and Wafra Acquisition Fund 4, L.P., the Company will recapitalize its capital structure and, following the recapitalization, the Buyer will purchase from Group, certain shares of Group's Common Stock, no par value (the "Transaction"),

      WHEREAS, the Executive has had a prominent role in the development of the business and goodwill of Group and the Company and has established relations and contacts with principal customers and suppliers of Group and the Company;

      WHEREAS, the Executive possesses valuable knowledge and skills that will contribute to the successful operation of the Company's business following the Transaction; and

      WHEREAS, the Company desires to secure the continued services of the Executive, and the Executive desires to continue in the employment of the Company following the Transaction and, in connection therewith, the Company, Group and the Executive desire to amend and restate the terms and provisions of the Prior Agreements to, among other things, set forth the terms of such continued employment.

      NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter set forth and for other good and valuable consideration, the Company, Group and the Executive hereby agree to amend and restate the Prior Agreements in their entirety as follows:

      1.  EMPLOYMENT AND DUTIES
          ---------------------

      1.1. General. The Company hereby employs the Executive, and the Executive agrees to serve, as President and Chief Executive Officer of the Company and upon the Board of Directors of the Company (the "Board") upon the terms and conditions herein contained during the Employment Term, and in such capacities the Executive agrees to serve the Company faithfully and to the best of his ability under the direction of the Board. The Executive also shall serve as a member of the Board of Directors of Group during the Employment Term. The Executive also agrees to serve, if elected, at no compensation in addition to that provided for in this Agreement, in the position of officer or director of Group and of any subsidiary of Group or the Company during the Employment Term.

      1.2. Exclusive Services. For so long as the Executive is employed by the Company, he shall devote his full-time working hours to his duties hereunder. The Executive shal1 not, directly or indirectly, render services to any other person or organization for which he receives compensation without the unanimous consent of the Board or otherwise engage in activities which would interfere significantly with his faithful performance of his duties hereunder. Notwithstanding the foregoing, the Executive may serve as a member of the board of directors of G Entertainment, Inc., provided that such services shall not interfere with the performance of Executive's duties hereunder.

      1.3. Term of Employment. The Executive's employment under this Agreement shall commence on November 4, 1998 (the "Effective Date") and shal1 terminate on the earliest of (i) the fourth anniversary of the Effective Date, (ii) the death of the Executive or (iii) the termination of the Executive's employment pursuant to this Agreement; provided, however, that the term of the Executive's employment under this Agreement may be extended for a period of up to three years by notice of approval from the Board to the Executive at least 120 days prior to the expiration of the then effective Employment Term, at the annual base salary then in effect and otherwise subject to the terms and conditions set forth herein (the period during which the Executive is employed pursuant to this Agreement, including any extension thereof in accordance with this Section 1.3, shall be referred to as the "Employment Term").

      2. SALARY

      2.1. Base Salary. From the Effective Date, the Executive shal1 be entitled to receive a base salary ("Base Salary") at a rate of $350,000 per annum, payable in arrears in equal installments in accordance with the Company's payroll practices, with such increases as may be provided in accordance with the terms hereof. Once increased, such higher amount shall constitute the Executive's annual Base Salary.

      2.2. Annual Increases. Commencing one year from the Effective Date, and annually on each anniversary thereafter, the Executive's base salary shall be increased by the same percentage by which the regional consumer price index as of the June immediately preceding such anniversary date shall have increased over such consumer price index as of June of the prior year; provided, however, that in no event shall such annual increase be more than five percent (5%) nor less than three percent (3%) of such base salary. Regional consumer price index shall mean the index as determined by the United States Department of Labor for the New York, New York-Northeastern New Jersey area based upon the index for all urban consumers.

      2.3. Year 1 Bonus. On the six-month anniversary of the Effective Date, the Executive shall be entitled to receive a bonus in the amount of $260,000, and on the 12month anniversary of the Effective Date, the Executive shall be entitled to receive a bonus in the amount of $260,000 (collectively, the "Year 1 Bonus"), each installment of such Year 1 Bonus to be payable not later than 30 days following the applicable anniversary date.

      2.4. Special Bonus. Subject to (i) the Executive remaining in the continuous employment of the Company from the Effective Date through the date of the first Exit Event or (ii) the Executive's employment having been terminated by the Company Without Cause and the first Exit Event occurring not more than 18 months after the executive date of such termination of employment, upon the first Exit Event the Executive shall be entitled to receive a special bonus (the "Special Bonus") in accordance with the table set forth below based upon the IRR of GSCP after giving effect to the Special Bonus, if any, such Special Bonus to be payable by the Company not later then 30 days following such Exit Event.

                                          Amount of
 IRR of GSCP                            Special Bonus
 -----------                            -------------

 IRR < 20%                                         $0

 20% <= IRR < 25%                            $500,000

 25% <= IRR < 30%                            $625,000

 30% <= IRR < 33%                            $750,000

 IRR  = 33%                                $1,500,000

      For purposes of this Section 2.4, the terms "Exit Event", "GSCP" and "IRR" shall have their respective meanings, and in the case of IRR shall be calculated in accordance with, the Group Stock Option Plan adopted by the board of directors of Group as of the Effective Date, as amended from time to time.

 3.   EMPLOYEE BENEFITS
      -----------------

      3.1. General Benefits. The Executive shall receive the following benefits during the Employment Term:

      (a) the Executive will be eligible to participate in benefit programs of the Company consistent with those benefit programs provided to other senior executives of the Company;

      (b) a disability insurance policy providing $15,000 in monthly benefits commencing six months after a disability which prevents the Executive from performing the ordinary and necessary functions and duties of his employment; provided that the premium therefor shall not exceed the usual and customary rates charged by underwriters for such a policy for a person of the Executive's age in good health. At the option of the Executive and in the place of the disability policy, the Company shall pay the cash equivalent of the premium for such policy to the Executive;

      (c) an automobile allowance of $2,150 per month; and

      (d) a life insurance premium allowance of $35,000 payable annually in February of each year of the term hereof.

      3.2. Vacation. The Executive shall be entitled to 25 days' paid vacation each year in accordance with the applicable policies of the Company.

      3.3. Reimbursement of Expenses. The Company will reimburse the Executive for reasonable, ordinary and necessary business expenses incurred by him in the fulfillment of his duties hereunder upon presentation by the Executive of an itemized account of such expenditures, in accordance with Company practices consistently applied.

      3.4. Non-Renewal of Agreement. Subject to Section 4.1.1, in the event this Agreement is not renewed by the Company following the expiration of the initial term as provided in Section 1.3, the Executive shall be entitled to six months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term (such severance, "Non-Renewal Severance Pay").

 4.   TERMINATION OF EMPLOYMENT
      -------------------------

      4.1. Termination for Cause; Termination Without Cause; Termination for Permanent Disability; Resignation.

      4.1.1. General. (a) If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Cause, the Executive shall be entitled only to (i) his accrued but unpaid Base Salary through and including the date of termination ("Accrued Base Salary"), (ii) unpaid installments of the Year 1 Bonus, if any, as severance, payable in a lump sum not later than 30 days following the date of termination and (iii) Non-Renewal Severance

Pay, payable in equal installments on the same terms as at the end of the Employment Term; provided that, if such termination is for a Disloyalty Termination Event, the Executive shall have no right to receive, and the Company shal1 have no obligation to make, the payments described in clause (iii) above.

      (b) If, prior to the expiration of the Employment Term, the Executive is terminated by the Company Without Cause, the Executive shal1 be entitled only to
(i) his Accrued Base Salary, (ii) unpaid installments of the Year 1 Bonus, if any, as severance, payable in a lump sum not later than 30 days following the date of termination, (iii) (1) his Base Salary from the day after the termination date through the normal expiration date of the Employment Term, payable in equal installments on the same terms as at the end of the Employment Term and the benefits set forth under Section 3.1 of this Agreement during such period, as severance, and (2) in the event of a termination by the Company Without Cause prior to the fourth anniversary of the Effective Date, the Non-Renewal Severance Pay as severance, payable in equal installments on the same terms as at the end of the Employment Term, any severance payable pursuant to clause (iii) (2) to be paid, in installments, commencing immediately after the payment of severance pursuant to clause (iii) (1) and (iv) the Special Bonus, if any, as severance, payable in accordance with Section 2.4.

      (c) If, prior to the expiration of the Employment Term, the Executive's employment is terminated by the Company for Permanent Disability (as defined in Section 5), the Executive shall be entitled only to the payments and benefits provided for in Section 5 hereof.

      (d) If the Executive resigns from his employment hereunder, the Executive shall be entitled only to payment of his Accrued Base Salary and unpaid installments of the Year 1 Bonus, if any, as severance, payable in a lump sum not later than 30 days following the date of termination.

      (e) Except as otherwise provided herein, the Executive shall have no further right to receive any other compensation, or to participate in any other plan, arrangement, or benefit, after any termination or resignation of employment, subject to the terms of such plans or arrangements.

      (f) Notwithstanding any thing to the contrary herein, (i) the Company may elect, in its sole discretion, to pay any remaining installments of severance, bonus or other payments hereunder in a lump sum rather than in installments over time and (ii) in the event of the termination of the Executive's employment by the Company for any reason, the Company or Group shall, within 60 days of such termination of employment, (x) obtain releases that release the Executive, Michael Gatto, Patrick Gatto and their respective spouses from the guarantees made by such individuals in respect of obligations of Group, the Company or any of their respective subsidiaries and identified on Schedule I hereto (the "Guarantees"), if any such Guarantees are then in effect, or (y) provide letters of credit to the Executive in respect thereof, if any such Guarantees are then in effect.

      4.1.2. Date of Termination/Resignation. The date of termination for a termination by the Company for Cause shall be the date of the written notice of termination provided for in Section 4.1.3. The date of termination for a Termination Without Cause shal1 be as provided in Section 4.1.4. The date of termination for a termination for Permanent Disability shal1 be as provided in
Section 5. The date of resignation shal1 be the date specified in the written notice of resignation from the Executive to the Company, or if no date is specified therein, 10 business days after receipt by the Company of written notice of resignation from the Executive.

      4.1.3. Notice of Termination for Cause. Termination of the Executive's employment by the Company for Cause shal1 be effected by delivery of a written notice of termination from the Company to the Executive, which notice shall specify the event or events set forth in Section 4.2 giving rise to such termination.

      4.1.4. Notice of Termination Without Cause. Termination of the Executive's employment for a Termination Without Cause shall be effected by written notice of termination from the Company to the Executive, specifying a termination date no earlier than 10 business days after the date on which such notice is given.

      4.2. Termination for Cause. Termination for "Cause" shall mean termination by the Company of the Executive's employment because the Executive (a) has engaged in fraudulent or criminal conduct in connection with the performance of his duties hereunder, which conduct materially and adversely affects Group, the Company or any of their respective affiliates (a "Conduct Termination Event"),
(b) admits to, has been convicted of or has entered into a plea of nolo contendere to a crime punishable by imprisonment for more than one year (a "Felony Termination Event"), (c) has failed to perform in all material respects (following a written warning specifying such deficiency) the normal and customary duties required of his position of employment (a "Performance Termination Event"),
(d) has been disloyal to Group, the Company or any of their respective affiliates by assisting competitors of Group, the Company or any of their respective affiliates to the disadvantage of Group, the Company or any of their respective affiliates by a breach of Section 6 or by otherwise actively assisting competitors to the disadvantage of Group, the Company or any of their respective affiliates (a "Disloyalty Termination Event"), or (e) has been identified by the Board of Education of the City of New York in a notice to Group, the Company or any of their respective affiliates (a "BOE notice") that the Board of Education has elected either not to extend an existing transportation contract or that it will not accept bids from Group, the Company or any of their respective affiliates for a new transportation contract unless the employment of the Executive is terminated together with divestiture of the Executive's stock ownership in Group (a "BOE Termination Event").

      4.3 Termination Without Cause. "Termination Without Cause" shall mean any termination by the Company of the Executive's employment at any time during the Employment Term for any reason other than Cause, death or Permanent Disability.

      5. PERMANENT DISABILITY
         --------------------

      If, prior to the expiration of the Employment Term, the Executive shall fai1 because of illness, physical or mental disability or other incapacity, for a period of six consecutive months, or for shorter periods aggregating six months during any twelve-month period, to render the services provided for by this Agreement, then the Company may, by written notice to the Executive after the last day of the six consecutive months of disability or the day on which the shorter periods of disability equal an aggregate of six months, terminate the Executive's employment for "Permanent Disability", specifying a termination date no earlier than 10 business days after the date on which such notice is given. The determination of the Executive's Permanent Disability shal1 be made by an independent physician who is reasonably acceptable to the Executive and the Company and shall be final and binding and shall be based on such competent medical evidence as shal1 be presented to it by the Executive or by any physician or group of physicians or other competent medical experts employed by the Executive and/or the Company to advise such independent physician.

      In the event of a termination of the Executive's employment by the Company for Permanent Disability, the Executive shall be entitled only to (i) his Accrued Base Salary, (ii) unpaid installments of the Year 1 Bonus, if any, as severance payable in a lump sum not later than 30 days following the date of termination, (iii) six months of his Base Salary as severance, payable in equal installments on the same terms as at the end of the Employment Term, followed by an additional six months of his Base Salary less $15,000 per month as severance, payable in equa1 installments on the same terms as at the end of the Employment Term, and (iv) receive the benefits set forth under Section 3.1 of this Agreement during the twelve-month severance period. Any payments provided for in this Section 5 shall be reduced to the extent that such payments, together with any disability payments received by the Executive under any plan, program or arrangements including without limitation any payment to the employee under Section 3.1(b) exceed the Executive's Base Salary; provided that if disability payments are received which are free of federal income tax, the payments provided for in this
Section 5 shall be reduced by an amount equal to the pre-tax income which would have been required to produce such payment free of tax based on the marginal tax rate for the previous tax year of the Executive. Except as otherwise provided in this Section 5, following the effective date of a termination for Permanent Disability, the Company shall have no further obligation to the Executive under this Agreement. Notwithstanding anything to the contrary herein, the Company may elect, in its sole discretion, to pay any remaining installments of severance, bonus or other payments hereunder in a single lump sum rather than in installments over time.

 6.   NONCOMPETITION/NONSOLICITATION AND CONFIDENTIALITY

      6.1. Noncompetition/Nonsolicitation. The Executive shall not, directly or indirectly, as a sole proprietor, member of a partnership, stockholder or investor, officer or director of a corporation, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity other than the Company: (a) engage in, or acquire an interest in any entity or enterprise which engages in, any business that is in competition with any business actively conducted by Group, the Company or any of their respective subsidiaries within (i) the counties then served by Group, the Company or their respective subsidiaries as well as adjacent counties, and (ii) any other counties in which Group, the Company or their respective subsidiaries has made a bid within 36 months prior to the Executive's termination and any adjacent counties in which Group, the Company or their respective subsidiaries conducts business, (b) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries any person who is, or was during the then most recent 36-month period, employed by or associated with Group, the Company or any of their respective subsidiaries; or (c) solicit or endeavor to entice away from Group, the Company or any of their respective subsidiaries, or otherwise interfere with the business relationship of Group, the Company or any of their respective subsidiaries with, any person or entity who is, or was within the then most recent 36-month period, a customer, client or prospect of Group, the Company or any of their respective subsidiaries. The obligations of is Section 6. shall apply for 36 months after termination of employment of the Executive as well as during employment and shall be extended by a period of time equal to any period during which the Executive shall be in breach of such obligations.

      6.2. Confidentiality. The Executive covenants and agrees with the Company that he will not at any time, except in performance of his obligations to the Company hereunder or with the prior written consent of the Company, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with Group, the Company or any of their respective subsidiaries and affiliates. The term "confidential information" includes information not previously disclosed to the public or to the trade by the Company's or Group's management, or otherwise in the public domain, with respect to the Company's or Group's, or any of their respective affiliates' or subsidiaries', products, services, facilities, applications and methods, trade secrets and other intellectual property, systems, procedures, manuals, confidentia1 reports, product or service price lists, customer lists, technical information, financial information (including the revenues, costs or profits associated with any of the Company's or Group's Product), business plans, prospects or opportunities.

      6.3. Exclusive Property. The Executive confirms that all confidential information is and shall remain the exclusive property of Group and the Company. All business records, papers and documents kept or made by the Executive relating to the business of Group, the Company or their respective subsidiaries shall be and remain the property of Group and the Company.

      6.4. Injunctive Relief. Without intending to limit the remedies available to Group and the Company, the Executive acknowledges that a breach of any of the covenants contained in this Section 6 may result in material and irreparable injury to Group, the Company or their respective affiliates or subsidiaries for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach or threat thereof, Group and the Company shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 6 or such other relief as may be required specifically to enforce any of the covenants in this Section 6. If for any reason a final decision of any court determines that the restrictions under this Section 6 are not reasonable or that consideration therefor is inadequate, such restrictions shal1 be interpreted, modified or rewritten by such court to include as much of the duration and scope identified in this Section 6 as will render such restrictions valid and enforceable.

      7. MISCELLANEOUS

      7. Notices. All notices or communications hereunder shall be in writing, addressed as follows:

 To the Company or Group, to it at:

 Atlantic Express Transportation Corp.
 7 North Street
 Staten Island, NY 10302
 Attention: Corporate Secretary

 with a copy to each of:

 GSCP II Holdings (AE), LLC
 c/o Greenwich Street Capital Partners, Inc.
 388 Greenwich Street, 36th Floor
 New York, NY 10013
 Fax: (212)816-0166
 Attention: Thomas V. Inglesby

 and

 Debevoise & Plimpton
 875 Third Avenue
 New York, NY 10022
 Fax: (212)909-6836
 Attention: Andrew L. Sommer

 To the Executive:

 Domenic Gatto
 136 Monmouth Road
 Spotswood, NJ 08884
 Fax: (732) 251-5519

 with a copy to:

 Silverman, Collura, Chernis & Balzano
 381 Park Avenue South
 Suite 1601
 New York, NY 10016
 Fax: (212) 779-8858
 Attention: Peter R. Silverman

      Any such notice or communication shal1 be sent certified or registered mail, return receipt requested, or by telefax, addressed as above (or to such other address as such party may designate in writing from time to time), and the actual date of receipt shal1 determine the time at which notice was given.

      7.2. Severability. If a court of competent jurisdiction determines that any term or provision hereof is invalid or unenforceable, (a) the remaining terms and provisions hereof shall be unimpaired and (b) such court shal1 have the authority to replace such invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

      7.3. Assignment. This Agreement shall inure to the benefit of the heirs and representatives of the Executive and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shal1 be assignable or otherwise subject to hypothecation by the Executive. Each of Group and the Company may assign this Agreement without prior written approval of the Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise), provided that the successor to such business and/or assets shal1 expressly assume and agree to perform this Agreement.

      7.4. Entire Agreement; Amendment. This Agreement represents the entire agreement of the parties with respect to the subject matter hereof and shall supersede any and all previous contracts, arrangements or understandings between or among Group, the Company and the Executive, including the Prior Agreements. The Agreement may be amended at any time by mutual written agreement of the parties hereto.

      7.5. Withholding. The Company shal1 be entitled to withhold, or cause to be withheld, from payment any amount of withholding taxes required by law with respect to payments made to the Executive in connection with his employment hereunder.

      7.6. Governing Law. This Agreement shall be construed, interpreted, and governed in accordance with the laws of the State of New York without reference to principles of conflict of laws.

      7.7 Survival. Sections 3.4 (relating to non-renewal), 4.1.1 (relating to early termination), 5 (relating to Permanent Disability), 6 (relating to noncompetition, nonsolicitation and confidentiality) and 7.6 (relating to governing law) shall survive the termination hereof, whether such termination shall be by expiration of the Employment Term or an early termination pursuant to Sections 4 or 5 hereof.

      7.8 Headings. Headings to sections in this Agreement are for the convenience of the parties only and are not intended to be a part of or to affect the meaning or interpretation hereof.

      7.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

      IN WITNESS WHEREOF, the Company and Group have caused this Agreement to be duly executed by their authorized representatives and the Executive has hereunto set his hand, in each case effective as of the day and year first above written.

 ATLANTIC EXPRESS
 TRANSPORTATION GROUP INC.

     /s/ Domenic Gatto
 By: ---------------------
 Name: Domenic Gatto
 Title: President

 ATLANTIC EXPRESS
 TRANSPORTATION CORP.

     /s/ Domenic Gatto
 By: ---------------------
 Name: Domenic Gatto
 Title: President

EXECUTIVE:

/s/ Domenic Gatto
- --------------------------
Domenic Gatto

                                                                      SCHEDULE I

                              PERSONAL GUARANTIES

Lendor/Lessor          Debtor/Lessee                      Guarantor           Date
- -------------          -------------                      ---------           ----
Allegiant Bank         Atlantic Express of Missouri       Domenic Gatto        7/23/98
                                                          Joan Gatto

Debis Financial        Atlantic Express Coachways         Domenic Gatto        4/19/96

Debis Financial        Atlantic Express Coachways         Domenic Gatto           8/96

Debis Financial        Atlantic Express Coachways         Domenic Gatto         4/4/96

Debis Financial        Courtesy Bus                       Domenic Gatto        1/30/96

Mellon US Leasing      Amboy Bus                          Domenic Gatto       12/30/96

Navistar               Amboy Bus                          Domenic Gatto        8/20/97

Navistar               Atlantic-Conn                      Domenic Gatto        8/20/97

Summit                 Amboy Bus                          Domenic Gatto        7/15/96

Congress Financial     Atlantic Express Transp. Group     Domenic Gatto        9/22/98

Fireman's Fund         Atlantic Express Transp. Group     Domenic Gatto        9/25/96
                                                          Michael Gatto
                                                          Patrick Gatto